HAWLER ENERGY, LTD.
================================================================================
Ugland House                   Phone: 01 817 886-0378
South Church Street            Fax:   01 775 640-5119
George Town, Grand Cayman
Cayman Islands



                                September 8, 2006



Calibre Energy Inc
Suite 402
1155 Dairy Ashford St.
Houston, Texas  77079-3012

Gentlemen:

     Of even date herewith, we have executed an agreement for your participation in that certain Exploration and Production Sharing Agreement dated March 29, 2006 with the Oil and Gas Petroleum Establishment of the Kurdistan Regional Government - Iraq, which is operated by A&T Petroleum Company, Ltd. This letter shall evidence our further agreement regarding additional opportunities in the energy sector in Iraq.

     We have furnished you a copy of the agreement styled "Confidentiality and Non-Competition Agreement" dated November 3, 2003 between PETOIL Petroleum and Petroleum Products International Exploration and Production Incorporated ("PetOil") and Prime Natural Resources, Inc. ("Prime") (the "PetOil Non-Competition Agreement"). The PetOil Non-Competition Agreement restricts activities of the Prime Natural Resources, Inc. in the area described in Paragraph 11 thereof (the "PetOil Non-Competition Lands").

     We have also furnished you a copy of an agreement dated April 29, 2006, between KAR Group and Prime (the "KAR Agreement). The KAR Agreement restricts certain of Prime's activities until April 29, 2007.

     We have executed an area of mutual interest agreement with an affiliate of Hillwood Energy, Ltd. ("Hillwood"). The agreement contemplates that the interest of Hawler and Hillwood will be equal in newly acquired production sharing agreements in the PetOil Non-Competition Lands, to the extent possible.

Non-PetOil Lands

     For purpose of this agreement, an "opportunity" is an acquisition by you or Hawler Energy, Ltd., or any of your or Hawler's affiliates (as defined herein), of any rights or interests in any agreement or arrangement for the exploration or production of oil, gas or other hydrocarbons in the area of the Kurdistan Regional Government of Iraq (an "opportunity") outside of the PetOil Non-Competition Lands.

Calibre Energy, Inc.
September 8, 2006
Page 2 of 5



     We have reached an agreement concerning the first opportunity acquired after this date and before September 8, 2008 (the "First Opportunity"). As to a second and subsequent opportunity, neither Hawler nor its affiliates shall have an obligation to you, nor shall you or your affiliates have any obligation to Hawler.

     The party acquiring the First Opportunity shall give notice to the other party as soon as practical after such acquisition. The notice shall include all of the terms and conditions of the acquisition together with copies of the relevant agreements or contracts under which the rights are granted and all technical information and data in the acquiring party's possession or to which it has access. Such notice shall also delineate the opportunity with sufficient clarity in terms of area and any related rights. The receiving party shall have 30 days (or such shorter period as may be required by the terms of the opportunity presented) to notify the acquiring party whether it elects to participate in the opportunity on the same terms and conditions as the acquiring party is participating.

     If Hawler or its affiliate is the acquiring party, and Calibre elects to participate, the ownership interest shall be:

     Hawler (and Hillwood)                      91%

     Calibre                                    9%

     In such event, Calibre shall pay, or reimburse, Hawler or its affiliate for 9% of its documented costs and expenses in acquiring the opportunity, and thereupon Hawler or its affiliate shall transfer 9% of the rights and interests acquired to Calibre, and the parties shall share on a 91% Hawler/9% Calibre basis all rights, interests, costs and expenses on such opportunity thereafter. If Calibre elects not to participate, or fails to respond to the notice within the period above set out, then Hawler or its affiliate shall have the right to own and deal with the opportunity free and clear of any rights or claims of Calibre.

     If Calibre or its affiliate is the acquiring party, and Hawler elects to participate, the ownership interest shall be:

     Hawler (and Hillwood)                      91%

     Calibre                                    9%

     In such event, Hawler or its affiliate shall pay, or reimburse, Calibre or its affiliate for 91% of its documented costs and expenses in acquiring the opportunity, and thereupon Calibre or its affiliate shall transfer 91% of the rights and interests acquired to Hawler, and the parties shall share on a 91% Hawler/9% Calibre basis all rights, interests, costs and expenses on such opportunity thereafter. If Hawler elects not to participate, or fails to respond to the notice within the period above set out, then Calibre or its affiliate shall have the right to own and deal with the opportunity free and clear of any rights or claims of Hawler.

Calibre Energy, Inc.
September 8, 2006
Page 3 of 5



     On the First Opportunity, Hawler shall have the right to designate the operator of the opportunity.

     Calibre agrees that it shall not acquire a second or subsequent opportunity for a period of six months after the date of notice of acquisition of the First Opportunity, provided, however, the foregoing restriction on acquisition of opportunities shall not exist after September 8, 2008.

The PetOil Non-Competition Lands

     Subsequent to signing the PetOil Non-Competition Agreement, Prime acquired one half of the contractor's interest in under a production sharing agreement between the government of Iraq and PetOil (the "2003 PSA") covering the lands described on Annex "A" to the PetOil Non-Competition Agreement.

     Prime seeks to enter into an agreement with the Kurdistan Regional Government - Iraq by which one or more production sharing agreements are substituted for the 2003 PSA (the "Substitute PSA"). The Substitute PSAs would cover less than all the lands covered by the 2003 PSA. Prime would seek to terminate the PetOil Non-Competition Agreement at that time.

     We agree to furnish you with copies of the Substitute PSAs when they are secured. You agree that for a period of six months neither you nor your affiliate shall acquire any opportunity in the PetOil Non-Competition Lands. Thereafter, with respect to the PetOil Non-Competition Lands, we agree as follows:

     (a) you may acquire any opportunity in the PetOil Non-Competition Lands. Upon an acquisition made prior to September 8, 2008, you agree to offer interests in the opportunity in the same manner provided herein for the First Opportunity, i.e., if accepted by Hawler, the interests shall be owned on a Hawler (and Hillwood) 91%/Calibre 9% basis, and Hawler shall be entitled to designate the operator.

     (b) if Hawler agrees that if it or its affiliate acquires prior to September 8, 2008, any opportunity that is both outside of the lands covered by a Substitute PSA and within the PetOil Non-Competition Lands, then, provided no First Opportunity has previously been offered, it shall offer you an opportunity to participate in the first such opportunity so acquired in the same manner provided herein for the First Opportunity, and such shall be treated as the First Opportunity for the purposes of this agreement. As to such opportunity, Hawler shall be entitled to designate the operator.

Calibre Energy, Inc.
September 8, 2006
Page 4 of 5



Miscellaneous

     For purposes of this agreement, the term "affiliate" shall include entities of which a party controls, is controlled by, or is under common control with the relevant entity; and "control" shall be deemed to exist if one party owns or has the right to vote more than 50% of the shares or interests an another party, or where one party has at least 50% of the directors or managers of another party. An "affiliate" shall also include any officer, director or partner of a party hereto.

     Notices to be given hereunder shall be given by hand delivery, facsimile, email or certified or registered mail to the other party's addresses, as appropriate. If notice is given by facsimile or email, it shall be confirmed in writing by certified or registered mail.

     This agreement is executed in connection with the agreement referenced in the first paragraph above and is a portion of the consideration for the execution of that agreement. Further, this agreement, together with the agreement referenced in the first paragraph above, constitutes the entire agreement between you and Hawler regarding additional oil and gas operations or investments within Iraq by either of us. No oral statements or prior written material not specifically incorporated herein shall be of any force or effect.

     Hawler's undertakings under this agreement are subject to the constraints imposed by the KAR Agreement until April 29, 2007.

     If I have correctly set forth our understandings, kindly so indicate by executing one counterpart of this letter and returning it to the undersigned.



                                                     Yours very truly,



                                                     W. Richard Anderson
                                                     Director

Calibre Energy, Inc.
September 8, 2006
Page 5 of 5



ACCEPTED AND AGREED TO THIS
13th DAY OF SEPTEMBER, 2006

Calibre Energy, Inc.



/s/ Edward L. Moses